EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Titan Machinery Inc., of our report dated April 10, 2013, related to the consolidated financial statements, which appear in Titan Machinery Inc.'s Form 10-K for the year ended January 31, 2014.

/s/ Eide Bailly LLP

Minneapolis, Minnesota
June 2, 2014